Bush & Associates CPA

To Whom It May Concern:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A (File number 333-269781) of Industries of the Americas, Inc. (the "Company") of our report dated August 8, 2024, relating to the financial statements of the Company, which appear in this Amendment No. 2 to Registration Statement on Form S-1/A.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
August 9, 2024